                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                 Amendment No. 2


                             MACROVISION CORPORATION
                             -----------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                    899690101
                                    ---------
                                 (CUSIP Number)

                                December 31, 2001
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                                Page 1 of 5 Pages

CUSIP No. 899690101                  13G                       Page 2 of 5 Pages

1    NAME OF REPORTING PERSON  Matthew Christiano
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     ###-##-####
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                         (a)  [_]

                                                         (b)  [X]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
        NUMBER OF
--------------------------------------------------------------------------------
         SHARES          6    SHARED VOTING POWER

      BENEFICIALLY               6,025,853
--------------------------------------------------------------------------------
        OWNED BY         7    SOLE DISPOSITIVE POWER

          EACH
--------------------------------------------------------------------------------
        REPORTING        8    SHARED DISPOSITIVE POWER

                                 6,025,853
       PERSON WITH
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     6,025,853
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
-------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.9%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     IN
--------------------------------------------------------------------------------

Schedule 13G                                                   Page 3 of 5 Pages
________________

Item 1.

     (a)    Name of Issuer:  Macrovision Corporation

     (b)    Address of Issuer's Principal Executive Offices:

            1341 Orleans Drive
            Sunnyvale, CA 94089


Item 2.

     (a)    Name of Person Filing:

            Matthew Christiano

     (b)    Address of Principal Business Office or, if none, Residence:

            1530 Meridian Avenue
            San Jose, CA  95125


     (c)    Citizenship:  U.S.A.

     (d)    Title of Class Securities:  Common Stock

     (e)    CUSIP Number:  899690101

Item 3.

     Not applicable.

Item 4.       Ownership

     (a)    Amount Beneficially Owned:

            6,025,853, as of December 31, 2001. Includes 5,242,327 shares held by the Christiano Family Trust, 391,763 shares held by the Matthew Christiano Annuity Trust and 391,763 shares beneficially held by Sallie J. Calhoun, the spouse of Matthew Christiano (which shares beneficially held by Sallie J. Calhoun are held by the Sallie J. Calhoun Annuity Trust).

Schedule 13G                                                   Page 4 of 5 Pages
____________________

     (b)    Percent of Class:  11.9%, as of December 31, 2001.

     (c)    Number of shares as to which such person has:

                (i)    sole power to vote or to direct the vote:

                (ii)   shared power to vote or to direct the vote:
                       6,025,853

                (iii)  sole power to dispose or to direct the disposition of:

                (iv)   shared power to dispose or to direct the disposition of:
                       6,025,853

Item 5.     Ownership of Five Percent or Less of a Class

     Not applicable.

Item 6.

     Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

     Not Applicable.

Item 8.     Identification and Classification of Members of the Group

     Not applicable.

Item 9.     Notice of Dissolution of the Group

     Not applicable.

Schedule 13G                                                   Page 5 of 5 Pages
____________________

     Item 10.     Certification

            By signing below I certify that, to the best if my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

        After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            Date:  January 30, 2002



                                            /s/ Matthew Christiano
                                            ------------------------------------
                                            Matthew Christiano